Exhibit 99.1

Contacts:

Investors:  Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

InterMune Announces Fourth Quarter
AND YEAR END Financial Results

— 2003 Net Loss Decreases by 33% —

— Company Provides 2004 Financial Guidance —

BRISBANE, Calif., January 29, 2004 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the fourth quarter and year ended December 31, 2003.

InterMune recorded a net loss for the fourth quarter of 2003 of $23.3 million, or $0.73 per share, compared to a net loss of $25.6 million, or $0.81 per share, for the fourth quarter of 2002.

Total net product sales for the fourth quarter of 2003 were $39.8 million, compared to $39.3 million for the same quarter in 2002, an increase of 1%.  Sales of Actimmune® (interferon gamma-1b) for the fourth quarter of 2003 were $35.4 million, compared to $37.0 million in the same period of 2002, a decrease of 4%.  Year-over-year variation in fourth quarter Actimmune revenues was primarily caused by decreases in inventory levels at the specialty distributors; underlying demand for Actimmune remained stable.

“2003 was an important year of transition for InterMune.  We reduced our net loss by 33% and took a strong step towards our goals of profitability and financial self-sufficiency.  We have emerged from 2003 with new leadership, increased fiscal discipline and a strategic focus in pulmonology and hepatology,” said Dan Welch, InterMune’s CEO and President. “2004 will be a pivotal year for InterMune.  We plan to implement our new strategic plan and launch several phase II and phase III clinical trials in our core areas, while reducing R&D investments by at least 21 percent.  We are excited about recent Infergen growth, and we intend to make Infergen a revenue driver for InterMune.  In addition, we will be executing our business development plans in the hopes of leveraging our commercial capabilities and maximizing the value of our development portfolio.”

Cost of goods sold for the fourth quarter of 2003 was $9.2 million, approximately 23% of net product sales, compared to $7.9 million, or approximately 20% of net product sales, in the same quarter of 2002.  The increase in cost of goods sold was due to changes in product mix and the impact of foreign currency exchange rates during the fourth quarter of 2003.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2003 were $30.8 million, compared to $39.7 million for the same quarter in 2002.  The 23% decrease in R&D expense in the fourth quarter of 2003, as compared to the same quarter in 2002, is primarily the result of lower spending on the interferon gamma-1b, PEG-Alfacon, pre-clinical and non-core development programs.

Selling, general and administrative (SG&A) expenses for the fourth quarter ended December 31, 2003 were $20.5 million, compared to $15.6 million for the same quarter in 2002.  The increase in spending in the fourth quarter of 2003 reflects an increased investment in programs supporting the Company’s marketed products and higher legal, recruiting and compensation expenses.

Net interest and other expenses for the fourth quarter of 2003 was $1.9 million, compared to net interest and other expenses of $0.8 million for the same quarter in 2002.  The increase in net interest and other expenses for the fourth quarter of 2003 was primarily due to a reduction in interest income as a result of substantially lower market interest rates earned on the Company’s portfolio and a lower average portfolio balance.

Results for the Year Ended December 31, 2003

InterMune also reported results of operations for the year ended December 31, 2003.  The net loss for the year ended December 31, 2003 was $97.0 million, or $3.06 per share.  This compares to a net loss for 2002 of $144.3 million, or $4.72 per share.  This represents a year-over-year improvement in net loss of 33%.  The net loss for the year ended December 31, 2003 included the recognition of milestone-based payments and liabilities totaling $12.2 million, or $0.39 per share.  The $12.2 million of milestone-based payments and liabilities includes a liability of $10.4 million, or $0.33 per share, primarily due to Eli Lilly for the completion of the Company’s oritavancin Phase III clinical trial for complicated skin and skin structure infections and a total of

$1.8 million, or $0.06 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones the Company achieved in its PEG-Alfacon program.  The net loss in 2003 also included $4.8 million, or $0.15 per share, recognized in the third quarter as an impairment charge related to Amphotec product rights. Excluding the charges and liabilities related to the oritavancin and PEG-Alfacon program milestones and the Amphotec impairment in 2003, the non-GAAP net loss for the year ended December 31, 2003 was $80.1 million, or $2.53 per share. The net loss for the year ended December 31, 2002 included payments to Eli Lilly of $15.0 million, or $0.50 per share, related to Eli Lilly’s election to exercise an option to buy down the royalty on oritavancin, and $18.8 million, or $0.61 per share, to Marnac, Inc., for the acquisition of pirfenidone. Excluding the one-time payments to Eli Lilly and Marnac, the non-GAAP net loss for 2002 was $110.6 million or $3.61 per share.

The Company recorded net product sales of $154.1 million for the year ended December 31, 2003, compared to $112.0 million for the same period in 2002, an increase of 38%.  Actimmune sales for the year ended December 31, 2003 were $141.4 million, compared to $105.8 million for 2002, an increase of 34%.  These results are in line with the Company’s previously stated guidance.

Cost of goods sold for the year ended December 31, 2003 was $36.3 million, or approximately 24% of net product sales, consistent with the Company’s previously stated guidance.  This compares to $24.2 million, or approximately 22% of net product sales, for the same period in 2002.  The increase in cost of goods sold includes a reserve of $1.3 million charged during 2003 for excess Infergen and Amphotec inventory.

R&D expenses for the year ended December 31, 2003 were $119.9 million compared to $129.6 million for 2002.  The decreased spending in 2003, as compared to 2002, is primarily the result of lower spending on the interferon gamma-1b and pre-clinical development programs offset in part by increased spending on the oritavancin and pirfenidone development programs.  R&D expenses for the year were lower than previously stated guidance as a result of lower than anticipated spending on the Phase III trial of interferon gamma-1b in IPF patients, the Phase II trial of PEG-Alfacon in HCV patients and reduced spending on non-core R&D projects.

SG&A expenses for 2003 were $68.5 million compared to $62.8 million for 2002.  The higher spending in 2003 is a result of increased legal, insurance, compensation and recruiting expenses, offset in part by lower non-cash compensation charges.  SG&A spending for 2003 is below the Company’s previously stated guidance as the Company applied greater scrutiny to its spending and decreased spending on programs not aligned with the Company’s new strategic focus.

Net interest and other expenses for the year ended December 31, 2003 was $6.0 million, compared to net interest and other expenses of $2.4 million for the same period last year.  The increase in net interest and other expenses for 2003 was caused by reduced interest income as a result of substantially lower market interest rates earned on the Company’s portfolio and a lower average portfolio balance for the period.

At December 31, 2003, the Company’s cash, cash equivalents and available-for-sale securities totaled $216.1 million.

Fourth Quarter Business Highlights

Pulmonology

•                  Presented several abstracts regarding interferon gamma-1b in various scientific sessions at CHEST 2003, the annual meeting of the American College of Chest Physicians.

•                  Initiated pivotal Phase III INSPIRE Trial evaluating the efficacy and safety of interferon gamma-1b as a treatment for idiopathic pulmonary fibrosis (IPF).

•                  Published preliminary results in the Journal of the American Medical Association of the clinical investigation of Infergen in combination with steroids in treating Severe Acute Respiratory Syndrome (SARS) patients.

Hepatology

•                  Presented data in several scientific sessions at the 54th Annual Meeting of the American Association for the Study of Liver Diseases.  The presentations included encouraging clinical data from an investigator sponsored trial using daily Infergen in combination with ribavirin for the treatment of patients suffering from hepatitis C virus (HCV) who have failed to respond to other interferon and ribavirin combination treatments (nonresponders).  In addition, in vitro data were presented that showed potent synergistic antiviral effects of using interferon alfacon-1 and interferon gamma-1b in an in vitro model predictive of antiviral activity against HCV.

•                  Presented interim data from an independent retrospective clinical analysis evaluating the clinical use of Infergen plus Actimmune in combination for the treatment of chronic HCV nonresponders at the 5th biennial HepDART meeting.

2004 Financial Guidance

InterMune also announced its financial guidance for 2004.  The Company projects total net product sales for 2004 to be in the range of $150 to $180 million.  This represents growth potential of up to 17% over 2003.  Net product sales for Actimmune are projected to be in the range of $130 to $155 million for the year.  Sales of Infergen are expected to be between $17 and $22 million for the year.   This represents significant growth over Infergen sales in 2003 of $9.3 million and is the result of the Company’s increased focus on the HCV nonresponder patient population. The remaining $3 million in revenue is expected to come from sales of Amphotec/Amphocil.  The Amphotec/Amphocil estimate is dependent upon the timing of the divestiture of this asset.  Cost of goods sold is expected to be in the range of 25% to 27% of sales, largely driven by Actimmune.

The Company’s guidance for R&D expenses, excluding any acquisitions of Acquired R&D and Milestone Payments, is $85 to $95 million.  This guidance represents a 21% to 29% reduction from the 2003 spending levels.  The Company is projecting SG&A expenses to be between $75 and $80 million.  During the year, the Company anticipates making success-based milestone payments of approximately $1 million that would be classified as Acquired R&D and Milestone Payments.

During 2004, the Company will provide updates of its financial guidance for both revenue and expenses at each quarterly financial reporting period.

2004 Operational Milestones

Pulmonology

•                  Continued site activation and patient enrollment in the interferon gamma-1b Phase III INSPIRE Trial

•                  Publication of additional analyses from GIPF-001 and other interferon gamma-1b clinical studies in peer-reviewed journals

•                  Completion of data analysis, preclinical and manufacturing activities required to conduct a pirfenidone IPF registration program

Hepatology

•                  Emergence of Infergen as a driver of revenue growth

•                  Initiation of Phase III trial of once-daily Infergen plus ribavirin in HCV nonresponders

•                  Announcement of plans for PEG-Alfacon

•                  Initiation of Phase II trial of Infergen + Actimmune in HCV nonresponders

•                  Establishment of preclinical proof of concept in small molecule program

Non-Strategic Assets

•                  Completion of enrollment of Phase III trial of Actimmune in Ovarian Cancer

•                  Completion of oritavancin transaction

•                  Completion of Amphotec divestiture

Corporate & Business Development

•                  Completion of a co-promotion agreement to leverage existing commercial capabilities

•                  Completion of a co-development transaction in hepatology and/or pulmonology

2004 Annual Stockholders’ Meeting

•                  The Company’s Annual Stockholders’ Meeting will be held at the Company’s headquarters in Brisbane, CA at 9:45 a.m. on May 27, 2004.

Conference Call and Webcast

The Company’s management will host a conference call on January 29, 2003 at 1:30 p.m. PST to discuss the fourth quarter financial results and 2004 financial guidance.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international).  A replay of the webcast and teleconference will be available approximately three hours after the call for two business days. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 5054183.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on the development, applied research and marketing of life-saving therapies for pulmonary and hepatic diseases.  For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating:  (A) that InterMune: (i) plans to implement our new strategic plan and launch several phase II and phase III clinical trials in our core areas, while reducing R&D investments by at least 21 percent, and (ii) intends to make Infergen a revenue driver for InterMune; (B) that InterMune projects for 2004: (i) total net product sales to be in the range of $150 to $180 million, with: (a) Actimmune net product sales in the range of $130 to $155 million, (b) Infergen sales between $17 and $22 million, (c) $3 million in revenue from sales of Amphotec/Amphocil, and (d) cost of goods sold in the range of 25% to 27%; (ii) R&D expenses, excluding any acquisitions of acquired R&D and milestone payments, will be $85 to $95 million; (iii) SG&A expenses will be $75 to $80 million; and (iv) InterMune anticipates making success-based milestone payments of approximately $1 million that would be classified as Acquired Research and Development and Milestone Payments; and (C) each of InterMune’s 2004 Operational Milestones.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-Q report filed with the SEC on November 13, 2003, and other periodic reports (i.e., 10-K and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements above are subject to additional risks and uncertainties, including without limitation, the following: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) reimbursement risks associated with third-party payors; (iii) regulation by the FDA with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iv) an increase in Infergen sales; (v) changes in budget constraints; (vi) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vii) significant regulatory, supply and competitive barriers to entry in the HCV market; (viii) the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety issues; (ix) achieving positive clinical trial results; (x) our inability to partner oritavancin or divest Amphotec/Amphocil; (xi) patient enrollment and retention in clinical trials; and/or (xii) the risks and other factors discussed in detail in the 10-Q report filed with the SEC.

###

InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Product sales
Actimmune, net	$35,356	$36,961	$141,402	$105,802
Other, net	4,451	2,357	12,736	6,163
Total net sales	39,807	39,318	154,138	111,965

Costs and expenses:
Cost of goods sold	9,170	7,921	36,309	24,161
Amortization of product rights	777	939	3,597	3,593
Impairment of product rights	—	—	4,761	—
Research and development	30,766	39,747	119,858	129,590
Acquired R&D and milestone payments	—	—	12,150	33,750
Selling, general and administrative	20,478	15,557	68,451	62,752
Total costs and expenses	61,191	64,164	245,126	253,846

Loss from operations	(21,384)	(24,846)	(90,988)	(141,881)

Interest income	911	1,686	4,024	7,375
Interest and other expense	(2,780)	(2,444)	(10,037)	(9,803)

Net loss	$(23,253)	$(25,604)	$(97,001)	$(144,309)

Basic and diluted net loss per share	$(0.73)	$(0.81)	$(3.06)	$(4.72)
Shares used in calculating basic and diluted net loss per share	31,759	31,450	31,665	30,589

Comparative amounts excluding Acquired R&D and Milestone Payments and Impairment of Product Rights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net loss	$(23,253)	$(25,604)	$(97,001)	$(144,309)
less: Acquired R&D and milestone payments	—	—	(12,150)	(33,750)
less: Impairment of product rights	—	—	(4,761)	—

Non-GAAP net loss excluding acquired R&D and milestone payments and Impairment of product rights	$(23,253)	$(25,604)	$(80,090)	$(110,559)

Non-GAAP net loss per share	$(0.73)	$(0.81)	$(2.53)	$(3.61)
Shares used in calculating Non-GAAP basic and diluted net loss per share	31,759	31,450	31,665	30,589

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2003	December 31, 2002
Cash, cash equivalents and available-for-sale securities	$216,107	$316,411
Other assets	72,394	68,470
Total assets	$288,501	$384,881

Total liabilities	$51,257	$52,663
Convertible subordinated notes	149,500	149,500
Stockholders’ equity	87,744	182,718
Total liabilities and stockholders’ equity	$288,501	$384,881